Exhibit 10.26

PROMISSORY NOTE

$339,000	Worcester, Massachusetts July 1, 2003

FOR VALUE RECEIVED, ADVANCED CELL TECHNOLOGY, INC. a Delaware corporation (the “Maker”), promises to pay to the order of PIERCE ATWOOD, a Maine general partnership (the “Holder”), the principal sum of Three Hundred Thirty-Nine Thousand Dollars ($339,000), with interest at the rate of ten percent (10%) per annum.  Payment of this Note shall be made in lawful U.S. money in immediately available funds to the Holder on the earlier of (1) the receipt by Maker of an infusion of $2,000,000 or more in cash in any form, including without limitation loans, equity investments in any form of capital stock or other security of the Maker, license fees, proceeds of sale of any assets, sponsored research payments or any other form of cash infusion, or (2) October 1, 2003.

The Maker may make prepayments of principal due hereunder at any time and from time to time without payment of any penalty or premium.  Any such prepayments shall be applied, first, to any costs due hereunder to the Holder from the Maker, second, to accrued interest and third, to unpaid principal.

The Maker waives presentment, demand, notice and protest and agrees to pay all costs of collection or attempted collection, including reasonable attorneys’ fees.

This Promissory Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.  If any provision of this Promissory Note is held to be invalid or unenforceable, that provision shall be ineffective to the extent of such prohibition or shall be modified to conform with applicable law, without invalidating any other provisions of this Promissory Note.

WITNESS:	MAKER:

ADVANCED CELL TECHNOLOGY, INC.

/s/ Gunnar Engstrom	By:	/s/ Michael West
	Its President	7-9-03